Exhibit 5.1

Consent of Manning Elliott LLP

We hereby consent to the inclusion in this Registration Statement on Form F-10 of our report, dated January 28, 2026, on the consolidated statements of financial position of Ares Strategic Mining Inc. and its subsidiaries (together, the “Company”) as of September 30, 2025 and 2024, and the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years ended September 30, 2025 and 2024, including the related notes comprising a summary of significant accounting policies and other explanatory information, which are included in this Registration Statement on Form F-10 being filed by the Company with the United States Securities and Exchange Commission.

We also consent to the reference to us under the heading “Interest of Experts” in the Short Form Base Shelf Prospectus filed as part of this Registration Statement on Form F-10.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

June 8, 2026